CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Euro Fixed Rate Senior Bearer Notes Due 2020	$1,981,335,634.50	$141,269.23

(1)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of $1.3231 per €1.00 as of August 3, 2010.

PROSPECTUS Dated December 23, 2008 PROSPECTUS SUPPLEMENT Dated December 23, 2008	Pricing Supplement No. 487 to Registration Statement No. 333-156423 Dated August 3, 2010 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Euro Fixed Rate Senior Bearer Notes Due 2020

We, Morgan Stanley, may not redeem the Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2020 (the “notes”) prior to the maturity thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

Application will be made to the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) for the notes described herein to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for such notes to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

This document constitutes the pricing supplement relating to the issuance of notes described herein.

We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities”, in each case subject to and as modified by the provisions described below.

Principal Amount:	Euro 1,500,000,000	Interest Payment Dates:	Each August 10, commencing
Maturity Date:	August 10, 2020		August 10, 2011
Settlement Date		Interest Payment Period:	Annual
(Original Issue Date):	August 10, 2010 (T+5)	Minimum Denominations:	Euro 50,000 and integral
Interest Accrual Date:	August 10, 2010		multiples of Euro 50,000 in
Issue Price:	99.833%		excess thereof
Specified Currency:	Euro	Business Days:	London, TARGET Settlement
Redemption Percentage			Day and New York
at Maturity:	100%	ISIN:	XS0531922465
Interest Rate:	5.375% per annum (calculated	Common Code:	053192246
	on an actual/actual (ICMA)	Form:	Bearer; New Global Note form
	day count basis)		(intended to be Eurosystem
eligible)
		Other Provisions:	None

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MORGAN STANLEY

MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC

BANCA IMI	SANTANDER GLOBAL BANKING & MARKETS	COMMERZBANK
CRÉDIT AGRICOLE CIB	DANSKE BANK	ING COMMERCIAL BANKING
UNICREDIT BANK

Supplemental Information Concerning Plan of Distribution

On August 3, 2010, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.383%, plus accrued interest, if any, which we refer to as the “purchase price” for the notes.  The purchase price equals the stated issue price of 99.833%, plus accrued interest, if any, less a combined management and underwriting commission of 0.45% of the principal amount of the notes.

Name	Principal Amount of Notes
Morgan Stanley & Co. International plc	Euro 1,245,000,000
Mitsubishi UFJ Securities International plc	150,000,000
Banca IMI S.p.A.	15,000,000
Banco Santander, S.A.	15,000,000
Commerzbank Aktiengesellschaft	15,000,000
Crédit Agricole Corporate and Investment Bank	15,000,000
Danske Bank A/S	15,000,000
ING Belgium SA/NV	15,000,000
UniCredit Bank AG	15,000,000
Total	Euro 1,500,000,000

Morgan Stanley & Co. International plc is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of Mitsubishi UFJ Securities International plc (one of the managers), holds an approximately 21% interest in Morgan Stanley (assuming full conversion of our convertible preferred stock that Mitsubishi UFJ Financial Group, Inc. currently owns).

  PS-2